UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 12, 2026

Quantum Cyber N.V.

(Exact Name of Registrant as Specified in its Charter)

The Netherlands	001-41010	N/A
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

200 Connecticut Avenue, Suite 400, Norwalk, CT 06854

(Address of Principal Executive Offices) (Zip Code)

+1 (203) 851-1599

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange On Which Registered
Ordinary Shares, nominal value €0.01 per share	QUCY	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Alberto C. Rosende

Effective as of October 12, 2026, to fill the vacancy in the composition of the Board of Directors (the “Board”) of Quantum Cyber N.V. (the “Company”) discussed below, the Board appointed Major General (Retired) Alberto C. Rosende to serve as a director until the annual general meeting of the Company to be held in 2027 or until Maj. Gen. (Ret.) Rosende’s successor is duly elected and qualified, or his earlier death, resignation or removal. Maj. Gen. (Ret.) Rosende has also been appointed to each of the Audit Committee, the Compensation Committee, and the Nomination Committee of the Board. Maj. Gen. (Ret.) Rosende will receive the Company’s standard compensation for non-employee directors, which is described in the Company’s Definitive Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission on June 1, 2026. The Board has affirmatively determined that Maj. Gen. (Ret.) Rosende (i) qualifies as an independent director under the listing standards of the Nasdaq Stock Market (“Nasdaq”) and (ii) satisfies the financial literacy requirements for audit committee membership under the Nasdaq listing standards.

Maj. Gen. (Ret.) Rosende, age 64, brings nearly four decades of senior U.S. Army command experience to the Board, including his final assignment as Commanding General of the 63rd Readiness Division, where he was responsible for a seven-state southwestern region of the United States, comprising California, Nevada, New Mexico, Arizona, Texas, Arkansas, and Oklahoma. In this role, he oversaw more than 120 Army Reserve facilities, equipment maintenance support, and human resources support to a force of more than 41,000 Soldiers. He is a combat veteran of both Afghanistan and Iraq and a recipient of the Army Distinguished Service Medal, the Legion of Merit, and the Bronze Star.

Maj. Gen. (Ret.) Rosende has served as the President and Chief Executive Officer of M2i Global Inc. (“M2i”) since September 2024. From March 2023 to August 2024, Maj. Gen. (Ret.) Rosende served as M2i’s Vice President of Business Operations and Integration. In this role, he focused on ensuring efficient operations across M2i’s business units, as well as driving the effective and timely integration of new entities and technologies, and realizing planned revenue and operational contributions to M2i, in order to optimize M2i’s growing economies of scale. A major component of Maj. Gen. (Ret.) Rosende’s responsibilities as Vice President of Business Operations and Integration was leading the Government & Defense Industrial Base effort, where he endeavored to strengthen M2i’s relationships with federal, state, and local governmental entities, agencies and departments to develop Public Private Partnerships.

Maj. Gen. (Ret.) Rosende retired from the U.S. Army in December 2021 with over 37 years of service, after spending his last four plus years serving in a full-time capacity. After transitioning from the Army, he returned to work in the payments industry as a consultant, serving as President of Emerg-Int Group, which he founded in 2016. He served as Head of Cards & Payments for Hi Americas, an early wage access start-up firm and subsidiary of Hi-UK, from March 2022 to July 2022. He also provided consulting services to Axyde Analytics, including customer support for key clients, from August 2022 to February 2023. Since January 2023, Maj. Gen. (Ret.) Rosende has also served as a Senior Instructor for the Next Leadership Academy.

Maj. Gen. (Ret.) Rosende holds a BS in Business Administration from Nova Southeastern University, an MS in National Resource Strategy from the Eisenhower School of National Security and Resource Strategy of the National Defense University, and an MA from The George Washington University in Education and Human Development.

There are no arrangements or understandings between Maj. Gen. (Ret.) Rosende and any other person pursuant to which Maj. Gen. (Ret.) Rosende was named a director of the Company. Maj. Gen. (Ret.) Rosende does not have any direct or indirect material interest in any transaction or proposed transaction required to be reported under Item 404(a) of Regulation S-K promulgated under the Securities Act of 1933, as amended.

Resignation of Peter O’Rourke

On October 12, 2026, Peter M. O’Rourke resigned as a member of the Board and from his role as President of Quantum Drones Corporation, a wholly owned subsidiary of the Company (“Quantum Drones”), effective immediately. In connection with Mr. O’Rourke’s resignation, that certain Employment Agreement, effective as of July 1, 2026, between Mr. O’Rourke and Quantum Drones was terminated. Mr. O’Rourke’s resignation from the Board was not a result of a disagreement with the Company or Quantum Drones relating to the Company’s or Quantum Drones’ operations, policies or practices.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Quantum Cyber N.V.

	By:	/s/ David Lazar
	Name:	David Lazar
	Title:	Chief Executive Officer

Dated: October 16, 2026

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